Exhibit 99.1

Contact:    Raymond Martz

        Chief Financial Officer

        859/581-5900

EAGLE HOSPITALITY SPECIAL COMMITTEE ACKNOWLEDGES RECEIPT

OF PROPOSAL TO ACQUIRE THE COMPANY; INSTRUCTS MORGAN

STANLEY TO CONTINUE SOLICITATION OF INDICATIONS OF INTEREST

Covington, KY – (BUSINESS WIRE) – February 28, 2007 — Eagle Hospitality Properties Trust, Inc. (NYSE:EHP) announced today that its Special Committee acknowledged receipt of a letter from Corporex Companies, Inc., an affiliate of William P. Butler. Mr. Butler is Chairman of the Company and an affiliate of Mr. Butler manages nine of the Company’s 13 hotels. The letter, previously disclosed by Mr. Butler, proposes to acquire all of the outstanding common stock of the Company not currently owned by Corporex or its affiliates. The Special Committee, which was established to explore strategic alternatives to enhance shareholder value, including a possible sale of the Company, has instructed Morgan Stanley, its financial advisor, to continue to solicit indications of interest with respect to a possible sale of the Company. The Special Committee will review the Corporex letter in this context.

There can be no assurance that the exploration of strategic alternatives will result in any transaction. The Company does not anticipate any further public comment on this issue unless and until the Special Committee deems it necessary and appropriate.

Cautionary Note Regarding Forward-Looking Statements

All statements regarding the Company’s expected plans are forward-looking statements and include statements related to the engagement of a financial advisor and the Company’s decision to explore a possible sale of the Company. The words “anticipates,” “will,” “expects,” “intends” and words of similar meaning identify forward-looking statements. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the Company’s ability to successfully implement a strategic alternative, the decision by the Company to explore one or more strategic alternatives, whether the strategic alternatives could result in enhanced shareholder value, whether the engagement of Morgan Stanley will result in a strategic alternative pursued or effected by the Company and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company’s expectations can be found in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Eagle Hospitality Properties Trust, Inc. is a real estate investment trust focused on investment opportunities in the full-service and all-suite hotel industry. The Company owns 13 upper upscale full-service and all-suite hotels encompassing approximately 3,516 guest rooms with premier brands including Hilton, Embassy Suites, Marriott and Hyatt. The hotels are located in Arizona, California, Colorado, Florida, New York, Massachusetts, Kentucky, Ohio, Illinois and Puerto Rico.

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